SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

EMMIS COMMUNICATIONS CORPORATION

(Name of Registrant as Specified in Its Charter)

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June 8, 2005

Dear Shareholder:

     The directors and officers of Emmis Communications Corporation join me in extending to you a cordial invitation to attend the annual meeting of our shareholders. This meeting will be held on Wednesday, July 13, 2005 at 10:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

     The formal notice of this annual meeting and the proxy statement appear on the following pages. After reading the proxy statement, please mark, sign, and return the enclosed proxy card(s) to ensure that your votes on the business matters of the meeting will be recorded.

     We hope that you will attend this meeting. Whether or not you attend, we urge you to return your proxy promptly in the postage paid envelope provided. After returning the proxy, you may, of course, vote in person on all matters brought before the meeting.

     We look forward to seeing you on July 13.

Sincerely,

Jeffrey H. Smulyan
Chief Executive Officer, President
and Chairman of the Board

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EMMIS COMMUNICATIONS CORPORATION

INDIANAPOLIS, INDIANA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

     The annual meeting of the shareholders of Emmis Communications Corporation will be held on Wednesday, July 13, 2005, at 10:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

     The holders of common stock will be asked to consider and to vote on the following matters:

(1)	election of three directors to Emmis’ board of directors for terms of three years;

(2)	ratification of the selection of Ernst & Young LLP as Emmis’ independent registered public accountants for the fiscal year ending February 28, 2006; and

(3)	transaction of any other business that may properly come before the meeting and any adjournments or postponements of the meeting.

     We describe each of these proposals in more detail in the accompanying proxy statement, which you should read in its entirety before voting.

     Only shareholders of record at the close of business on May 6, 2005 are entitled to notice of and to vote at this meeting and any adjournments or postponements of this meeting. The proxy statement and proxy card(s) are enclosed.

By order of the Board of Directors,

J. Scott Enright
Secretary

Indianapolis, Indiana
June 8, 2005

EMMIS COMMUNICATIONS CORPORATION

ONE EMMIS PLAZA
40 MONUMENT CIRCLE
INDIANAPOLIS, INDIANA 46204

PROXY STATEMENT

     In this proxy statement, Emmis Communications Corporation is referred to as “we,” “us,” “our company” or “Emmis.”

QUESTIONS AND ANSWERS ABOUT THIS ANNUAL MEETING

Q:	Why did I receive this proxy statement?

     You received this proxy statement because our board of directors is soliciting your proxy to vote at the annual meeting of shareholders. The annual meeting will be held on Wednesday, July 13, 2005, at 10:00 a.m., local time, at One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

     This proxy statement summarizes the information you need to know to vote on an informed basis at the annual meeting; however, you do not need to attend the annual meeting to vote your shares. See “How do I vote?” We expect to begin sending this proxy statement, the attached notice of annual meeting and the enclosed proxy card(s) on June 8, 2005 to all shareholders entitled to vote.

Q:	What am I voting on?

     You are being asked to consider and vote on the following:

•	election of three directors to our board of directors for terms of three years; and

•	ratification of the selection of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 28, 2006.

Q:	Who is entitled to vote?

     Holders of outstanding Class A common stock and holders of outstanding Class B common stock as of the close of business on May 6, 2005, the record date, are entitled to vote at the annual meeting. As of May 6, 2005, 51,938,982 shares of Class A common stock and 4,879,784 shares of Class B common stock were issued and outstanding. As of May 6, 2005, there were no shares of Class C common stock issued or outstanding.

Q:	How do I vote?

     You may attend the meeting and vote in person or you can vote by proxy. To vote by proxy, sign and date each proxy card you receive and return it in the prepaid envelope. If you return your signed proxy card but do not indicate your voting preferences, we will vote on your behalf FOR each of the nominees and FOR the ratification of Ernst & Young LLP as our independent registered public accountants. If you mark “abstain” on your proxy card, your shares will be counted as present for purposes of determining the presence of a quorum. You have the right to revoke your proxy at any time before the meeting by either notifying our corporate secretary or returning a later-dated proxy. You may also revoke your proxy by voting in person at the annual meeting.

     If you hold your shares through a broker, you should contact your broker to determine the procedure by which you can vote on these proposals. If your shares are held in the name of a bank, broker or other holder of record, you must obtain a proxy, executed in your favor, from the holder of record to be able to vote in person at the meeting.

Q:	What does it mean if I get more than one proxy card?

     If you receive more than one proxy card, it means you hold shares registered in more than one account. Sign and return ALL proxy cards to ensure that all your shares are voted.

Q:	What are the voting rights of the Class A common stock and the Class B common stock?

     On each matter submitted to a vote of our shareholders, each share of Class A common stock is entitled to one vote and each share of Class B common stock is entitled to ten votes. Generally, the Class A and Class B common stock vote together as a single group. However, the two classes vote separately in connection with the election of certain directors, certain “going private” transactions and other matters as provided by law.

     At this annual meeting, the Class A and Class B common stock will vote together on the election of directors (other than the director designated as the “Class A director” as to which only the Class A common stock is entitled to vote) and the ratification of Ernst & Young LLP as our independent registered public accountants.

Q:	Who will count the vote?

     Representatives of Wachovia Bank, our transfer agent, will count the votes.

Q:	What constitutes a quorum?

     A majority of the combined voting power of the outstanding Class A and Class B common stock entitled to vote at the meeting constitutes a quorum for the annual meeting (i.e., counting one vote for each share of outstanding Class A common stock and ten votes for each share of outstanding Class B common stock, present in person or represented by proxy). No additional quorum requirements apply to matters on which the holders of Class A and Class B common stock will vote together as a single class.

Q:	How many votes are needed for approval of each proposal?

     Directors will be elected by a plurality of the votes cast by the holders of existing common stock entitled to vote in the election who are present, in person or by proxy, at the meeting. Consequently, the Class A director nominee receiving the most votes of holders of Class A common stock will be elected as a Class A director and the other director nominees receiving the most votes of the holders of Class A and Class B common stock, voting together, will be elected to fill the remaining director positions. Only votes cast for a nominee will be counted. The accompanying proxy card will be voted for all nominees listed on the proxy unless the proxy contains instructions to the contrary. Instructions on the accompanying proxy card to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes.

     The ratification of Ernst & Young LLP as our independent registered public accountants for the fiscal year ending February 28, 2006 requires that the number of votes cast in favor of that proposal by holders of our outstanding Class A common stock and Class B common stock, voting together, exceed the number of votes cast against that proposal by such holders of our outstanding Class A common stock and Class B common stock.

     Proxies submitted by brokers that do not indicate a vote for some of the proposals because the holders do not have discretionary voting authority and have not received instructions from the beneficial owners on how to vote on those proposals are called “broker non-votes.” Abstentions and broker non-votes will not affect the voting on the proposals.

Q:	What percentage of stock does our significant shareholder own? How does he intend to vote? What about all officers and directors?

     Jeffrey H. Smulyan, the Chief Executive Officer, President and Chairman of our board of directors, is our largest single shareholder, beneficially owning less than 1.0% of our Class A common stock and 100% of our Class B common stock as of May 6, 2005. Mr. Smulyan has informed us that he intends to vote for all of the nominees for director and in favor of the proposal regarding the ratification of the selection of Ernst & Young LLP. If he does so, each nominee and proposal on which the existing common stock votes together as a single class will likely be approved, because Mr. Smulyan controls approximately 48.9% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).

     All directors and executive officers together own outstanding Class A common stock and Class B common stock representing approximately 49.5% of the combined voting power of our outstanding common stock (not including the potential voting power of unexercised options).

Q:	Does Emmis offer an opportunity to receive future proxy materials electronically?

     Yes. If you are a shareholder of record, you may, if you wish, receive future proxy statements and annual reports online. If you elect this feature, you will receive either a proxy card or an e-mail message notifying you when the materials are available, along with a web address for viewing the materials. You may sign up for electronic delivery by marking and signing the appropriate spaces on your proxy card or by contacting our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703. If you received these materials electronically, you do not need to do anything to continue receiving materials electronically in the future.

     If you hold your shares in a brokerage account, you may also have the opportunity to receive proxy materials electronically. Please follow the instructions of your broker.

     If you are an Emmis employee or a shareholder who has previously consented to electronic delivery of shareholder communications, you may view this proxy statement and our annual report at the “Investors” section of our website (www.emmis.com).

Q:	What are the benefits of electronic delivery?

     Electronic delivery saves Emmis money by reducing printing and mailing costs. It will also make it convenient for you to receive your proxy materials online.

Q:	What are the costs of electronic delivery?

     Emmis charges nothing for electronic delivery. You may, of course, incur the usual expenses associated with Internet access, such as telephone charges or charges from your Internet service provider.

Q:	May I change my mind later?

     Yes. You may discontinue electronic delivery at any time. For more information, contact our Investor Relations Department by e-mail at ir@emmis.com or toll-free by phone at (866) 366-4703.

Q:	Who can attend the Annual Meeting?

     All shareholders as of May 6, 2005 can attend.

Q:	What do I do if I have additional questions?

     If you have any questions prior to the annual meeting, please call our Investor Relations Department toll-free at (866) 366-4703.

PROPOSAL 1: ELECTION OF DIRECTORS

     Three directors are to be elected, one of which is designated as a “Class A Director.” Richard A. Leventhal, Peter A. Lund and Lawrence B. Sorrel have been nominated for a term of three years and until their successors have been elected and qualified. Messrs. Leventhal and Sorrel will be elected by the Class A and Class B common stock voting together as a single class. Mr. Lund will be elected by the holders of the Class A Common Stock voting as a single class.

     Mr. Leventhal, Mr. Lund and Mr. Sorrel are members of the present board of directors. If, at the time of this annual meeting, any nominee is unable or declines to serve, the discretionary authority provided in the proxy may be exercised to vote for a substitute or substitutes. The board of directors has no reason to believe that any substitute nominee or nominees will be required.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THE ELECTION OF EACH OF THE FOLLOWING NOMINEES.

Name, Age, Principal Occupation(s) and	Director
Business Experience During Past 5 Years	Since
Nominated for a term expiring in 2008:

Richard A. Leventhal, Age 58	1992

     Mr. Leventhal is President and majority owner of LMCS, LLC an investment, management and consulting company. Previously, Mr. Leventhal co-owned and operated Top Value Fabrics, Inc., a wholesale fabric and textile company in Carmel, Indiana, for 27 years.

Peter A. Lund,* Age 64	2002

     Mr. Lund is a private investor and media consultant who serves as Chairman of Eos International, Inc., a holding company. Mr. Lund has over 40 years of broadcasting experience and most recently served as President and Chief Executive Officer of CBS Inc. and President and Chief Executive Officer of CBS Television and Cable. He is a director of The DIRECTV Group, Inc., a communications company, and Crown Media Holdings, Inc., an owner and operator of pay television channels.

Lawrence B. Sorrel, Age 46	1993

     Mr. Sorrel is Managing Partner and Co-CEO of Tailwind Capital Partners, a $1.3 billion private equity fund affiliated with the investment firm Thomas Weisel Partners. Mr. Sorrel was a general partner of private equity firm Welsh, Carson, Anderson & Stowe from 1998-2002. Prior to May 1998, he was a Managing Director of Morgan Stanley and the firm’s private equity affiliate, Morgan Stanley Capital Partners, where he had been employed since 1986.

Name, Age, Principal Occupation(s) and	Director
Business Experience During Past 5 Years	Since
Directors whose terms expire in 2007:

Jeffrey H. Smulyan, Age 58	1979

     Mr. Smulyan founded Emmis in 1979 and is the Chairman of the Board of Directors, President and Chief Executive Officer. He has held the positions of Chairman of the Board of Directors and Chief Executive Officer since 1981 and the position of President since 1994. Mr. Smulyan began working in radio in 1973, and has owned one or more radio stations since then. Formerly, he was also the owner and chief executive officer of the Seattle Mariners major league baseball team. He is former Chairman of the Radio Advertising Bureau, a director of The Finish Line, a sports apparel manufacturer, and serves as a Trustee of his alma mater, the University of Southern California. Mr. Smulyan has been chosen Radio Executive of the Year by a radio industry publication.

Walter Z. Berger, Age 49	2001

     Mr. Berger became Executive Vice President, Treasurer and Chief Financial Officer of Emmis on March 1, 1999. Most recently, Mr. Berger served as Group President of the $3.3 billion Energy Marketing Division for LG&E Energy Corporation, where he had previously served as Executive Vice President and Chief Financial Officer. From 1992 to 1996, Mr. Berger held a number of senior financial and operating management positions in the manufacturing, service and energy fields. Mr. Berger, who began his career in public accounting, also spent seven years in financial management roles at Baker Hughes, Inc. He serves on numerous civic boards and committees.

Greg A. Nathanson, Age 58	1998

     Mr. Nathanson joined Emmis in 1998 as Television Division President. Mr. Nathanson has over 30 years of television broadcasting experience, having served as President of Programming and Development for Twentieth Television from 1996 to 1998, as General Manager of KTLA-TV in Los Angeles, California from 1992 to 1996 and as President of Fox Television Stations from 1990 to 1992. Mr. Nathanson resigned as Television Division President effective October 1, 2000.

Directors whose terms expire in 2006:

Susan B. Bayh, * Age 45	1994

     Mrs. Bayh was the Commissioner of the International Joint Commission of the United States and Canada until 2001. She served as a Distinguished Visiting Professor at the College of Business Administration at Butler University from 1994 through 2003. Previously, she was an attorney with Eli Lilly & Company. She is a director of Wellpoint, Inc., a Blue Cross/Blue Shield company; Cubist Pharmaceuticals, Inc., a biopharmaceutical company; Curis, Inc., a therapeutic drug development company; Dendreon Corporation, a biotechnology company; Dyax Corp., a biopharmaceutical company; and Novavax, Inc., a biopharmaceutical company.

Gary L. Kaseff, Age 57	1994

     Mr. Kaseff is employed as Executive Vice President and General Counsel of Emmis, a post he has held since 1998. Before becoming general counsel, Mr. Kaseff practiced law in Southern California. Previously, he was President of the Seattle Mariners major league baseball team and partner with the law firm of Epport & Kaseff.

Name, Age, Principal Occupation(s) and	Director
Business Experience During Past 5 Years	Since
Frank V. Sica, Age 54	1998

     Mr. Sica is a Senior Advisor for Soros Fund Management LLC. From 2000 to 2003 Mr. Sica was a Managing Partner of Soros Private Funds Management, the management company for the private equity and real estate activities of Soros. From 1998 to 2000 Mr. Sica was a Managing Director of Soros Fund Management responsible for private equity and real estate investment activities. Prior to joining Soros in 1998, Mr. Sica had been a Managing Director and Co-Head of the Merchant Banking Division at Morgan Stanley Dean Witter & Co. He is a director of CSG Systems International, Inc., a customer care and billing software services company; JetBlue Airways, an airline company; Kohl’s Corporation, a retail company; and Northstar Realty Finance Corp., a commercial real estate company.

*	Independent director elected by the holders of the Class A Common Stock voting as a single class.

PROPOSAL 2: RATIFICATION OF SELECTION OF REGISTERED PUBLIC ACCOUNTANTS

     The Audit Committee, a committee of the board of directors, has appointed Ernst & Young LLP to serve as our independent registered public accountants for the fiscal year ending February 28, 2006, subject to ratification by the holders of our common stock. Our financial statements for the fiscal year ended February 28, 2005 were certified by Ernst & Young LLP. Representatives of Ernst & Young LLP are expected to attend the annual meeting with the opportunity to make a statement if they desire to do so, and will be available to respond to appropriate questions.

     If shareholders do not ratify the selection of Ernst & Young LLP as our independent registered public accountants, or if prior to the 2006 annual meeting of shareholders Ernst & Young LLP ceases to act as our independent registered public accountants, then the Audit Committee will reconsider the selection of independent registered public accountants.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE FOR THE RATIFICATION OF ERNST & YOUNG LLP AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

SECURITY OWNERSHIP OF BENEFICIAL OWNERS AND MANAGEMENT

     As of May 6, 2005, there were 51,938,982 shares of our Class A common stock and 4,879,784 shares of our Class B common stock issued and outstanding. The Class A common stock is entitled to an aggregate of 51,938,982 votes and the Class B common stock is entitled to an aggregate of 48,797,840 votes. The following table shows, as of May 6, 2005, the number and percentage of shares of our common stock held by each person known to us to own beneficially more than five percent of the issued and outstanding common stock, by the executive officers named in the Summary Compensation Table below and our directors and nominees, and by our executive officers and directors as a group:

	Class A				Class B
	Common Stock				Common Stock
Five Percent Shareholders,	Amount and Nature				Amount and Nature
Directors and Certain	of Beneficial		Percent		of Beneficial		Percent	Percent of Total
Executive Officers	Ownership		of Class		Ownership		of Class	Voting Power
Jeffrey H. Smulyan	427,883	(1)	*	%	5,579,785	(19)	100.0%	52.2%
Susan B. Bayh	36,722	(2)	*		—		—	*
Walter Z. Berger	318,283	(3)	*		—		—	*
Randall D. Bongarten	226,460	(4)	*		—		—	*
Richard F. Cummings	500,939	(5)	*		—		—	*
Gary L. Kaseff	272,653	(6)	*		—		—	*
Richard A. Leventhal	59,163	(7)	*		—		—	*
Peter A. Lund	5,260	(8)	*		—		—	*
Greg A. Nathanson	217,514	(9)	*		—		—	*
Frank V. Sica	31,827	(10)	*		—		—	*
Lawrence B. Sorrel	42,083	(11)	*		—		—	*
AIC Limited	5,425,445	(12)	10.4		—		—	5.4
Barclays Global Investors, NA	2,589,743	(13)	5.0		—		—	2.6
Eubel Brady & Suttman Asset Management, Inc.	3,827,986	(14)	7.4		—		—	3.8
FMR Corp.	3,740,066	(15)	7.2		—		—	3.7
Mellon Financial Corporation	2,790,202	(16)	5.4		—		—	2.8
Westport Asset Management, Inc.	4,734,276	(17)	9.1		—		—	4.7
All Executive Officers and Directors as a Group (14 persons)	2,258,747	(18)	4.3		5,579,785	(19)	100.0%	53.3

*	Less than 1%.

(1)	Consists of 275,720 shares held by Mr. Smulyan as trustee for the Emmis Communications Corporation Profit Sharing Trust (the “Profit Sharing Trust”), as to which Mr. Smulyan disclaims beneficial ownership of all but 3,540 held for his benefit, 356 shares held in the 401(k) Plan, 101,837 shares owned individually, 11,120 shares held by Mr. Smulyan as trustee for his children over which Mr. Smulyan exercises or shares voting control and 38,850 shares held by The Smulyan Family Foundation, as to which Mr. Smulyan shares voting control.

(2)	Consists of 6,721 shares owned individually and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(3)	Consists of 111,783 shares owned individually, 128 shares held in the 401(k) Plan, 305 shares held in the Stock Purchase Plan, 65 shares held in the Profit Sharing Trust and 206,002 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 87,500 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(4)	Consists of 61,127 shares owned individually, 331 shares held in the Profit Sharing Trust and 165,002 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 45,000 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(5)	Consists of 151,297 shares owned individually, 8,260 shares owned for the benefit of Mr. Cummings’ children, 3,537 shares held in the Profit Sharing Trust, 343 shares held in the 401(k) Plan and 337,502 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 59,000 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(6)	Consists of 66,188 shares owned individually by Mr. Kaseff, 3,411 shares owned by Mr. Kaseff’s spouse, 1,346 shares held by Mr. Kaseff’s spouse for the benefit of their children, 814 shares held in the Profit Sharing Trust, 89 shares held in the 401(k) Plan, and 200,805 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 35,750 are restricted stock subject to forfeiture if certain employment agreement or other conditions are not satisfied.

(7)	Consists of 8,562 shares owned individually, 3,000 shares owned by Mr. Leventhal’s spouse, 17,600 shares owned by a corporation of which Mr. Leventhal is a 50% shareholder and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(8)	Consists of 1,926 shares owned individually and 3,334 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(9)	Consists of 123,388 shares owned individually or jointly with his spouse, 44,000 shares owned by trusts for the benefit of Mr. Nathanson’s children, 124 shares held in the Profit Sharing Trust and 50,002 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(10)	Consists of 1,826 shares owned individually and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(11)	Consists of 12,082 shares owned individually and 30,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005.

(12)	Information concerning these shares was obtained from a Schedule 13G filed on March 29, 2005 by AIC Limited on behalf of itself and various affiliates, each of which has a mailing address of 1375 Kerns Road, Burlington, Ontario, Canada L7R 4X8.

(13)	Information concerning these shares was obtained from a Schedule 13G filed on February 14, 2005 by Barclays Global Investors, NA on behalf of itself and various affiliates, each of which has a mailing address of 45 Fremont Street, San Francisco, California 94105.

(14)	Information concerning these shares was obtained from a Schedule 13G filed on February 14, 2005 by Eubel Brady & Suttman Asset Management, Inc. on behalf of itself and various affiliates, each of which has a mailing address of 7777 Washington Village Drive, Suite 210, Dayton, Ohio 45459.

(15)	Information concerning these shares was obtained from an Amendment to Schedule 13G filed on March 10, 2005 by FMR Corp. on behalf of itself and various affiliates, each of which has a mailing address of 82 Devonshire Street, Boston, Massachusetts 02109.

(16)	Information concerning these shares was obtained from an Amendment to Schedule 13G filed on February 10, 2005 by Mellon Financial Corporation on behalf of itself and various affiliates, each of which has a mailing address of One Mellon Center, Pittsburgh, Pennsylvania 15258.

(17)	Information concerning these shares was obtained from an Amendment to a Schedule 13G filed February 14, 2004 by Westport Asset Management, Inc. and Westport Advisers LLC, each of which has a mailing address of 253 Riverside Avenue, Westport, Connecticut 06880.

(18)	Includes 1,163,904 shares represented by stock options exercisable currently or within 60 days of May 6, 2005 and 275,720 shares held in the Profit Sharing Trust as to which beneficial ownership is disclaimed as to all but 8,535 shares held for the benefit of officers.

(19)	Consists of 4,879,784 shares owned individually and 700,001 shares represented by stock options exercisable currently or within 60 days of May 6, 2005. Of the shares owned individually, 11,578 are restricted stock issued pursuant to the Emmis Stock Compensation Program.

CORPORATE GOVERNANCE

General

     Emmis aspires to the highest ethical standards for our employees, officers and directors, and remains committed to the interests of our shareholders. We believe we can achieve these objectives only with a plan for corporate governance that clearly defines responsibilities, sets high standards of conduct and promotes compliance with the law. The board of directors has adopted formal corporate governance guidelines, as well as policies and procedures designed to foster the appropriate level of corporate governance. Some of these guidelines and procedures are discussed below. For further information, including electronic versions of our Code of Business Conduct and Ethics, our Corporate Governance Guidelines, our Audit Committee Charter, our Compensation Committee Charter, our Corporate Governance and Nominating Committee Charter and our Auditor Independence Policy, please visit the Corporate Governance section of our website (www.emmis.com) located under the Investors heading.

Independent Directors

     Our board of directors currently consists of nine members. Of these, five (Mrs. Bayh and Messrs. Lund, Nathanson, Sica and Sorrel) qualify as “independent directors” under the listing standards of The Nasdaq Stock Market, Inc.. We expect Mr. Leventhal to qualify as an independent director on June 25, 2005, because on that date three years will have elapsed since Mr. Leventhal’s brother-in-law ceased to be one of Emmis’ executive officers.

Code of Ethics

     Emmis has adopted a Code of Business Conduct and Ethics to document the ethical principles and conduct we expect from our employees, officers and directors. A copy of our Code of Business Conduct and Ethics is available on our website.

Lead Director

     Our independent directors have appointed Susan B. Bayh as the “Lead Director.” In that role, Mrs. Bayh is responsible for coordinating and leading the independent directors, presiding over executive sessions of the independent directors and acting as a liaison between the independent directors and the rest of the board of directors and Emmis management.

Communications with Independent Directors

     Any employee, officer, shareholder or other interested party who has an interest in communicating with the Lead Director or any other Emmis independent directors regarding any matter may do so by directing communication to Mrs. Bayh as the Lead Director. The communication will be delivered to the independent directors as appropriate. For matters related to nominations or corporate governance, communications should specify that they are directed to the Corporate Governance and Nominating Committee. For matters related to finance or auditing, communications should specify that they are directed to the Audit Committee. For matters related to compensation, communications should specify that they are directed to the Compensation Committee. Messages for any director or the board of directors as a whole may be delivered through the Lead Director as well, addressed to Lead Director, Emmis Communications Corporation, One Emmis Plaza, 40 Monument Circle, Suite 700, Indianapolis, Indiana 46204. Facsimile messages can be sent to (317) 684-5583, and e-mail messages can be sent to LeadDirector@emmis.com.

Certain Committees of the Board of Directors

     Our board of directors currently has several committees, including an Audit Committee, a Corporate Governance and Nominating Committee and a Compensation Committee.

     Audit Committee. The Audit Committee’s primary responsibility is to engage the independent auditor and otherwise to monitor and oversee the audit process. The Audit Committee also undertakes other related responsibilities as summarized in the Report of the Audit Committee below and detailed in the Audit Committee’s charter, which is available on our website. The members of the Audit Committee are Peter A. Lund, Frank V. Sica (chair) and Lawrence B. Sorrel, all of whom are independent directors under Nasdaq standards. The Audit Committee held six meetings during the last fiscal year.

     The board of directors has determined that Frank V. Sica and Lawrence B. Sorrel are each “audit committee financial experts” as defined in rules adopted under the Securities Exchange Act of 1934. The board of directors has also determined that Messrs. Sica and Sorrel are independent under the Securities Exchange Act of 1934 and the Nasdaq listing standards.

     Corporate Governance and Nominating Committee. The Corporate Governance and Nominating Committee’s primary responsibility is to assist the board of directors by (1) identifying individuals qualified to become members of the board of directors and recommending nominees to the board of directors for the next annual meeting of shareholders and (2) evaluating and assessing corporate governance issues affecting the company. The Corporate Governance and Nominating Committee’s charter is available in the Corporate Governance section of our website (www.emmis.com) located under the Investors heading. The Corporate Governance and Nominating Committee evaluates current members of the board of directors and potential candidates with respect to their independence, business, strategic and financial skills, as well as overall experience in the context of the needs of the board of directors as a whole. The Corporate Governance and Nominating Committee concentrates its focus on candidates with the following characteristics and qualifications, though they are not necessarily limited thereto:

•	Chief executive officers or senior executives, particularly those with experience in broadcasting, finance, marketing, and information technology.

•	Individuals representing diversity in gender and ethnicity.

•	Individuals who meet the current criteria to be considered as independent directors.

     The Corporate Governance and Nominating Committee will consider and evaluate potential nominees submitted by holders of our Class A common stock to our corporate secretary on or before the date for shareholder nominations specified in the “Shareholder Proposals” section of this proxy statement. These potential nominees will be considered and evaluated using the same criteria as potential nominees obtained by the committee from other sources.

     The members of the Corporate Governance and Nominating Committee are Susan B. Bayh (chair), Peter A. Lund and Frank V. Sica, all of whom are independent directors under Nasdaq standards. The Corporate Governance and Nominating Committee held four meetings during the last fiscal year.

     Compensation Committee. The Compensation Committee provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives, establishes compensation arrangements and approves compensation payments to our executive officers, and generally administers our stock option and incentive plans. The members of the Compensation Committee are Susan B. Bayh, Frank V. Sica and Lawrence B. Sorrel (chair), all of whom are independent directors under Nasdaq standards. The Compensation Committee held eight meetings during the last fiscal year.

Meeting Attendance

     During our last fiscal year, our board of directors held nine meetings, either in person or by telephone. Each director attended at least 75% of the aggregate of (1) the total number of meetings of our board of directors held while he or she was a director and (2) the total number of meetings held by all committees on which he or she served during the periods that he or she served on the committee.

     We believe that communication between our shareholders and the members of our board of directors is enhanced by the opportunity for personal interaction at our annual meeting of shareholders. Accordingly, we encourage the members of our board of directors to attend our annual meeting of shareholders whenever possible. At our annual meeting of shareholders held on June 30, 2004, all nine members of our board of directors were in attendance.

Compensation of Directors

     Our directors who are not officers or employees of our company were compensated for their services at the rate of $2,000 per regular meeting attended in person, $1,000 per regular meeting attended by phone and $1,500 per committee meeting attended, whether in person or by phone for the period March 1, 2004 through December 31, 2004. Effective January 1, 2005, directors who are not officers or employees of our company are compensated for their services at the rate of $3,000 per regular meeting attended in person, $1,500 per regular meeting attended by phone and $2,000 per committee meeting attended, whether in person or by phone. In addition, each director who is not an officer or employee of the company receives an annual retainer of $30,000, the chairs of our Audit Committee and Compensation Committee each receive a $5,000 annual retainer, the chair of our Corporate Governance and Nominating Committee receives a $3,000 annual retainer, and the Lead Director receives a $5,000 annual retainer. All of these fees are paid in the form of Class A common stock at the end of each calendar year, discounted in accordance with our stock compensation program for the applicable calendar year. In addition, directors who are not officers or employees of our company are entitled to receive annually options to purchase 5,000 shares of Class A common stock and 1,500 shares of restricted stock. The options are granted on the date of our annual meeting of shareholders at the fair market value of the underlying shares on that date and are to vest annually in three equal installments. Restricted stock is also granted on the date of our annual meeting of shareholders and will vest at the conclusion of each director’s three year term. Directors who are not officers or employees of our company are also eligible to participate in our health insurance program by paying premiums equal to the “COBRA” rate charged to former employees of the company.

Certain Transactions

     Although Emmis generally prohibits loans to executive officers and directors, we currently have a loan outstanding to Jeffrey H. Smulyan, our Chairman, Chief Executive Officer and President, that is grandfathered under The Sarbanes-Oxley Act of 2002. The largest aggregate amount outstanding on this loan at any month-end during the last fiscal year was $1,203,201, and the balance at February 28, 2005 was 1,042,311. This loan bears interest at our cost of senior debt, which at February 28, 2005 was approximately 4.36% per annum. Prior to 2002, Emmis had made certain life insurance premium payments for the benefit of Mr. Smulyan. Emmis discontinued making such payments in 2001; however, pursuant to a Split Dollar Life Insurance Agreement and Limited Collateral Assignment dated November 2, 1997, Emmis retains the right, upon the death, resignation or termination of Mr. Smulyan’s employment, to recover all or the premium payments it has made, which total $1.1 million. During the last fiscal year, Emmis leased an airplane and was party to a timeshare agreement with Mr. Smulyan with respect to his personal use of the plane. Under the timeshare agreement, whenever Mr. Smulayn uses the plane for non-business purposes, he pays Emmis for the aggregate incremental cost to Emmis of operating the plane up to the maximum amount permitted by Federal Aviation Authority regulations (which maximum generally approximates the total direct cost). With respect to the last fiscal year, Mr. Smulyan paid approximately $51,000 under the timeshare arrangement. In addition, under Internal Revenue Service regulations, to the extent Mr. Smulyan allows non-business guests to travel on the plane on a business trip or takes the plane on a non-business detour as part of a business trip, additional compensation is attributed to Mr. Smulyan. Generally, these trips on which compensation is assessed pursuant to IRS regulations do not result in any material additional cost or expense to Emmis. During the last fiscal year, Emmis purchased approximately $142,957 of corporate gifts and specialty items from a company owned by the sister of Richard Leventhal, one of our directors.

REPORT OF THE AUDIT COMMITTEE

     The following Report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Audit Committee is composed of three directors whom the board of directors has determined are “independent” as defined by Nasdaq listing standards. The Audit Committee’s responsibilities are set forth in its written charter approved by the board of directors. The charter is reviewed annually by the Audit Committee. A copy of the Audit Committee charter was attached as an exhibit to the Proxy Statement for the 2003 annual meeting of shareholders, and the charter has not been amended since that disclosure. As required by Nasdaq listing standards, the Audit Committee has determined that its charter is adequate. The Audit Committee has also determined that its members meet the financial literacy requirements of Nasdaq listing standards.

     Management is responsible for the company’s internal controls and the financial reporting process. The independent registered public accountants are responsible for performing an independent audit of the company’s consolidated financial statements in accordance with auditing standards generally accepted in the United States of America and to issue a report on them. The Audit Committee’s responsibility is to engage the independent auditor and otherwise to monitor and oversee these processes. For the fiscal year ended February 28, 2005, the Audit Committee engaged Ernst & Young LLP to serve as the company’s independent auditor.

     The Audit Committee has met and held discussions with management and Ernst & Young LLP. Management represented to the Audit Committee that the company’s consolidated financial statements as of and for the fiscal year ended February 28, 2005 were prepared in accordance with accounting principles generally accepted in the United States of America, and the Audit Committee has reviewed and discussed these consolidated financial statements with management. The Audit Committee discussed with the independent registered public accountants matters required to be discussed by Statement on Auditing Standards No. 61 (Communication with Audit Committees).

     In June 2002, the board of directors, upon the recommendation of the Audit Committee, adopted an Auditor Independence Policy that, among other things, prohibits the company’s independent auditor from performing certain non-audit services for the company, requires prior approval of the Audit Committee for any services provided by the company’s independent auditor, limits the hiring by the company of former employees of the company’s independent auditor who have worked on the Emmis account and requires enhanced disclosure both to the Audit Committee and to shareholders of matters related to auditor independence.

     Ernst & Young LLP also provided to the Audit Committee the written disclosures required by Independence Standards Board No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed with the independent registered public accountants that firm’s independence. In addition, the Audit Committee (or the chairman of the Audit Committee with respect to engagements of less than $100,000) approves in advance all engagements of the company’s independent auditor. The Audit Committee determined that Ernst & Young’s provision of non-audit services to the company as described in “Matters Relating to Independent Registered Public Accountants” is compatible with maintaining that firm’s independence.

     Based on these discussions and reviews, the Audit Committee members agreed that the audited financial statements for the company’s last fiscal year should be included in our company’s Form 10-K, and made a formal recommendation to the board of directors to that effect.

     The Audit Committee’s reviews and discussions with management and the independent registered public accountants do not assure that the company’s financial statements are presented in accordance with generally accepted accounting principles, that the audit of the company’s financial statements has been carried out in accordance with generally accepted auditing standards or that the company’s independent registered public accountants are in fact “independent.” The Audit Committee has relied, without independent verification, on management’s representations that the financial statements have been prepared with integrity and objectivity and are presented in conformity with generally accepted accounting principles and on the representations of the independent registered public accountants included in that firm’s report on the company’s financial statements.

Audit Committee Members
Frank V. Sica, Chair
Peter A. Lund
Lawrence B. Sorrel

MATTERS RELATING TO INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Fees Paid to Independent Registered Public Accountants

     The following table sets forth the amount of fees (including cost reimbursements) we paid to Ernst & Young LLP for the fiscal years ended February 28, 2005 and February 29, 2004, for various categories of professional services they performed as our independent registered public accountants.

	Year ended February 28 (29),
	2005	2004
Audit Fees (1)	$1,412,728	$442,000
Audit Related Fees (2)	63,000	179,000
Tax Fees:
Tax Compliance and Tax Return Preparation	—	—
Tax Consulting and Advisory Services	90,600	69,000

Total Tax Fees	90,600	69,000
All Other Fees	—	—

Total Fees	$1,566,328	$690,000

(1)	Includes annual financial statement and internal controls audits and limited quarterly review services, statutory audits of foreign subsidiaries, review of registration statements and providing consents for SEC filings and other services that are normally provided by the independent registered public accountants in connection with statutory and regulatory filings or engagements.

(2)	Includes benefit plan audits, internal control review, audit-related consultation services for potential corporate transactions and other audit-related services.

Engagement of the Independent Registered Public Accountants and Approval of Services

     During the fiscal years ended February 28, 2005 and February 29, 2004, prior to engaging the independent registered public accountants to render the above services and pursuant to its charter, the Audit Committee approved the engagement for each of the services, and determined that the provision of such services by the independent registered public accountants was compatible with the maintenance of Ernst & Young’s independence in the conduct of its auditing services. Under its current charter, it is the policy of the Audit Committee to pre-approve the retention of the independent registered public accountants for any audit services and for any non-audit services, including tax services. No services were performed during the fiscal year ended February 28, 2005 under the de minimis exception in Rule 2-01(c) (7)(i)(C) of Regulation S-X.

REPORT OF THE COMPENSATION COMMITTEE

     The following Report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

     The Compensation Committee provides a general review of our compensation and benefit plans to ensure that they meet our corporate objectives. The Compensation Committee also establishes compensation arrangements and approves compensation payments to Mr. Smulyan and our other executive officers, and generally administers our equity compensation plans and corporate incentive plan. With respect to compensation decisions affecting executive officers other than Mr. Smulyan, the Committee receives input from Mr. Smulyan in the course of making its decisions. With respect to compensation decisions affecting non-executive officers and employees, the Committee has delegated this authority to Mr. Smulyan and the other executive officers, provided such authority is exercised in accordance with any parameters established by the Committee. During the last fiscal year, Susan B. Bayh, Frank V. Sica and Lawrence B. Sorrel were members of the Compensation Committee.

Policy and Performance Measures

     We have historically entered into multi-year employment agreements with certain of our executive officers. These agreements generally provide for a base salary, annual performance bonuses, and restricted stock and stock option awards. The Compensation Committee believes that entering into these agreements is in our best interest because they assist us in retaining our key officers for a certain period of time and enable us to focus the officers’ efforts and energies on enhancing the long-term value of our company to our shareholders. The total compensation reflected in these employment agreements is generally based upon the officers’ prior compensation levels, changes in duties and peer group benchmarking surveys. In order to attract and retain highly qualified employees, we believe overall compensation to our executive officers should be targeted at the top third of our peer group, with exceptions made in appropriate circumstances.

     The Committee established a corporate incentive plan for the fiscal year that set for each executive officer a target bonus and a performance goal so that 70% of an executive officer’s target bonus would be based on specified annual operating income goals and the remainder would be based on individual performance. A percentage of the target bonus would then be earned depending upon the extent to which the applicable division of the company met or exceeded the specified operating income targets and depending upon the Committee’s assessment of the performance of the executive during the year. At the end of the fiscal year, the company achieved 95% of its domestic radio station operating income target, 109% of its television station operating income target, 84% of its publishing operating income target, 414% of its international radio station operating income target, and 100% of its total Emmis operating income target. Based on these results, the Committee approved the bonus awards shown in the Summary Compensation Table. Stock options and stock awards were also granted to our executive officers during the last fiscal year under our various equity incentive plans. The options were all granted at the fair market value of our Class A common stock on the date of grant.

     During the last fiscal year, we administered a stock compensation program under our 2004 Equity Compensation Plan. The program operates on a calendar year basis and was continued in 2005. The program is designed to replace cash compensation with non-cash compensation in order to improve the leverage ratios under the indentures for our senior discount notes and senior subordinated notes, and to further focus our employees’ efforts and attention on delivering shareholder value. Each participant in the program can elect to receive stock compensation under the program in the form of payroll stock every two weeks or in the form of restricted stock in the January following the end of the applicable calendar year. The payroll stock is awarded based on the fair market value of our Class A common stock on the date it is issued and is only subject to a de minimis transfer restriction.

Our executive officers are prohibited from receiving payroll stock. The restricted stock is subject to forfeiture in the event the employee voluntarily terminates employment or is terminated for cause prior to the date the stock vests in the succeeding January, and is awarded based on a discount from the value of our Class A common stock on a date prior to the start of the calendar year (November 1, 2004 for the 2005 program). For the 2005 program, participants electing restricted stock received up to 5% of their compensation in restricted stock at $16.83 per share and could elect an amount in excess of 5% of their compensation in restricted stock at $14.96 per share. All our executive officers elected to receive restricted stock, most electing amounts in excess of 10% of their compensation.

     The Internal Revenue Code generally limits to $1 million the amount of compensation that we may deduct in any year with respect to certain of our officers. The Compensation Committee endeavors to structure executive compensation so that most of that compensation will be deductible. At the same time, the Compensation Committee has the authority to award compensation in excess of the $1 million limit, regardless of whether such additional compensation will be deductible, in cases where the Compensation Committee determines that such compensation is appropriate. Compensation awards in excess of the $1 million limit, if any, are most likely to occur in connection with awards earned upon the completion of an executive officer’s multi-year employment or similar agreement. As shown on the Summary Compensation Table, Mr. Smulyan’s compensation for the fiscal year exceeded $1 million. Most of the amount in excess of $1 million is deductible because the payments meet the requirements for deductibility under the Internal Revenue Code.

Chief Executive Officer Compensation

     Mr. Smulyan is employed as our Chief Executive Officer pursuant to an employment agreement that was effective March 1 2004 and will continue until February 29, 2008. The employment agreement provides for specified annual adjustments to Mr. Smulyan’s base salary and provides for a target bonus equal to 125% of his annual salary (prior to any election Mr. Smulyan may make under the stock compensation program). Based on the company’s performance in achieving the operating income targets discussed above and Mr. Sumlyan’s general leadership of the company during the fiscal year, the Committee approved the bonus award to Mr. Smulyan shown in the Summary Compensation Table. Pursuant to the terms of Mr. Smulyan’s employment agreement, he was granted the option to acuire 300,000 shares of Class B Common Stock of Emmis Comunications Corporation.

Compensation Analyses and Reviews

     The Committee periodically retains an outside compensation consultant to compare base salary and incentive compensation programs for the company’s executive officers with those of other media companies and other companies to ensure that they are appropriate to the company’s objectives. The Committee exercises its judgment and discretion in reviewing and considering these analyses. In addition, the Committee periodically obtains advice from outside consultants, including the consultant retained by the company, on compensation objectives and policies and the setting of executive officer compensation.

Compensation Committee Members

Lawrence B. Sorrel, Chair
Susan B. Bayh
Frank V. Sica

COMPENSATION TABLES

     The following table sets forth the compensation awarded to, earned by, or paid to the chief executive officer and the four most highly compensated executive officers other than the chief executive officer and an additional former officer (collectively, the “Named Executive Officers”) during each of the last three fiscal years.

Summary Compensation Table

				Long-Term
				Compensation
				Awards
	Annual Compensation				Securities
	Fiscal			Restricted	Underlying	All
Name and	Year Ended			Stock	Options/	Other
Principal Position	February 28(29)	Salary (1)	Bonus (2)	Awards (3)	SARs	Compensation (4)
JEFFREY H. SMULYAN	2005	$664,000	$1,084,561	$162,522	300,000	$2,000
Chief Executive Officer, President	2004	640,105	822,246	244,375	—	2,000
and Chairman of the Board	2003	624,800	820,749	285,632	—	1,000

WALTER Z. BERGER	2005	$366,125	$315,858	$172,699	50,000	$2,000
Executive Vice President, Chief	2004	369,750	308,292	193,840	50,000	2,000
Financial Officer and Treasurer	2003	351,625	320,416	151,443	50,000	1,000

RANDALL D. BONGARTEN	2005	$382,800	$360,691	$50,494	50,000	$—
Television Division President	2004	382,800	315,558	76,945	50,000	—
	2003	382,800	264,949	91,690	50,000	—

RICHARD F. CUMMINGS	2005	$391,500	$277,014	$472,097	50,000	$2,000
Radio Division President	2004	391,500	291,255	63,056	50,000	2,000
	2003	355,250	600,002	158,299	50,000	1,000

GARY L. KASEFF	2005	$333,333	$235,207	$441,212	50,000	$2,000
Executive Vice President and	2004	340,000	227,844	90,269	50,000	2,000
General Counsel	2003	323,333	236,936	124,300	50,000	1,000

(1)	Pursuant to our equity compensation program, our executive officers elected to forego payment of 10-20% of their cash salaries during each fiscal year reported and received instead shares of restricted stock at a discount as described in the “Report of the Compensation Committee.” These amounts are listed under “Restricted Stock Awards” in the year in which the restricted stock vests. The contractual base salaries during the last fiscal year for Messrs. Smulyan, Berger, Bongarten, Cummings and Kaseff were $830,000, $435,000, $435,000, $435,000 and $400,000, respectively.

(2)	Includes both cash and stock bonuses. With respect to Mr. Berger and Mr. Cummings, the 2003 bonus includes an equity bonus of $100,000 and a signing bonus of $300,000, respectively, upon their execution of new employment agreements during the fiscal year.

(3)	Amounts listed for the fiscal year ended February 28, 2005 generally represent the value of restricted stock that vested in January 2005 under the 2004 stock compensation program, amounts listed for the fiscal year ended February 29, 2004 represent the value of restricted stock that vested in January 2004 under the 2003 stock compensation program and amounts listed for the fiscal year ended February 28, 2003 represent the value of restricted stock that vested in January 2003 under the 2002 stock compensation program. In the case of Messrs. Cummings and Kaseff, the amounts include the value of 22,500 shares and 20,000 shares, respectively, representing shares of restricted stock that vested upon the expiration of their employment agreements on February 28, 2005. Additionally, an aggregate of 151,278 shares of restricted stock were outstanding as of February 28, 2005, with a value of $2,828,899 based on the $18.70 closing price of the Class A common stock as of February 28, 2005. Of such shares, 82,278 were issued under the 2004 stock compensation program discussed in the “Report of the Compensation Committee.” To the extent we pay any dividends on our common stock, outstanding shares of restricted stock would be entitled to such dividends. However, we do not presently intend to pay dividends on our common stock.

(4)	Consists of the value of Emmis matching contributions in cash and stock to 401(k) accounts.

Option/SAR Grants in Last Fiscal Year

	Individual Grants
	Number of	% of Total
	Securities	Options/SARs			Potential Realizable Value at Assumed
	Underlying	Granted to			Annual Rates of Stock Price
	Options/SARs	Employees in	Exercise or Base		Appreciation for Option Term
Name	Granted (#)	Fiscal Year	Price ($/Share)	Expiration Date	5%	10%
Jeffrey H. Smulyan	300,000	20.9%	$25.53	2/28/14	$4,816,704	$12,206,474
Walter Z. Berger	50,000	3.5%	25.53	2/28/14	802,784	2,034,412
Randall D. Bongarten	50,000	3.5%	25.53	2/28/14	802,784	2,034,412
Richard F. Cummings	50,000	3.5%	25.53	2/28/14	802,784	2,034,412
Gary L. Kaseff	50,000	3.5%	25.53	2/28/14	802,784	2,034,412

Aggregated Option/SAR Exercises in Last Fiscal Year
and Fiscal Year-End Option /SAR Values

			Number Of Securities Underlying
	Shares		Unexercised Options/SARs At Fiscal		Value of Unexercised In-the-Money
	Acquired on	Value	Year End		Options/SARs at Fiscal Year End
Name	Exercise	Realized (1)	Exercisable	Unexercisable	Exercisable	Unexercisable
Jeffrey H. Smulyan	—	$—	600,000	700,000	$—	$—
Walter Z. Berger	—	—	156,001	99,999	38,167	76,333
Randall D. Bongarten	—	—	115,001	99,999	38,167	76,333
Richard F. Cummings	—	—	287,501	99,999	38,167	76,333
Gary L. Kaseff	3,001	3,420	150,804	99,999	38,167	76,333

(1)	Based on the sale price if the shares were sold or on the closing price on the date of exercise if the shares were retained.

EMPLOYMENT AND CHANGE-IN-CONTROL AGREEMENTS

     Effective March 1, 2004, we entered into a four-year employment agreement with Jeffrey H. Smulyan, who currently serves as our Chairman of the Board of Directors and Chief Executive Officer. As of March 1, 2004, Mr. Smulyan’s annual base compensation was $830,000; as of March 1, 2005, Mr. Smulyan’s base compensation is increased from $830,000 to $855,000; as of March 1, 2006, Mr. Smulyan’s base compensation is increased from $855,000 to $880,000; as of March 1, 2007, Mr. Smulyan’s base compensation is increased from $880,000 to $905,000. The company retains the right to pay up to 10% of Mr. Smulyan’s annual base compensation in the form of shares of our common stock. Additionally, as of March 1, 2004, Mr. Smulyan’s annual incentive compensation target was $1,037,500; as of March 1, 2005, Mr. Smulyan’s annual incentive compensation target is increased from $1,037,500 to $1,068,750; as of March 1, 2006, Mr. Smulyan’s annual incentive compensation target is increased from $1,068,750 to $1,100,000; as of March 1, 2007, Mr. Smulyan’s annual incentive compensation target is increased from $1,100,000 to $1,131,250. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2004, Mr. Smulyan received an option to acquire 300,000 shares of our Class B Common Stock. Mr. Smulyan is scheduled to receive an option to acquire 200,000 shares of our Class B Common Stock on or about March 1, 2005 and March 1, 2006. Mr. Smulyan is scheduled to receive an option to acquire 100,000 shares of our Class B Common Stock on or about March 1, 2007. Mr. Smulyan will continue to receive an automobile allowance and will continue to be reimbursed for up to $10,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) or without cause upon payment of certain amounts and benefits, and by Mr. Smulyan for good reason (as defined in the agreement) upon written notice. Mr. Smulyan continues to be entitled to certain termination benefits upon disability or death, and certain severance benefits.

     Effective February 7, 2005, we amended the employment agreement of Walter Z. Berger, who currently serves as our Executive Vice President, Chief Financial Officer and Treasurer. The term of Mr. Berger’s employment is extended for a period of three years from February 28, 2006 to and including February 28, 2009. As of March 1, 2006, Mr. Berger’s annual base compensation is increased from $435,000 to $495,000, of which we may pay up to 10% in the form of shares of our common stock. Additionally, as of March 1, 2006, Mr. Berger’s annual incentive compensation target is increased from $300,000 to $341,500 (payable in cash or shares of our common stock at our option) based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Berger’s annual grant of an option to acquire 50,000 shares of our common stock is replaced with an option to acquire 25,000 shares of our common stock and a grant of 7,500 shares of restricted stock. As of March 1, 2006, and for the remainder of the term of his employment, the number of shares granted pursuant to the option shall be increased from 25,000 to 30,000 and the grant of shares of restricted stock shall be increased from 7,500 to 9,000. Mr. Berger is also entitled to receive a completion bonus of 30,000 shares of our common stock on or about February 28, 2006, and 50,000 shares of our common stock upon the expiration of the agreement. Mr. Berger will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) and by Mr. Berger for good reason (as defined in the agreement) upon written notice. Mr. Berger continues to be entitled to certain termination benefits upon disability or death, and certain severance benefits.

     Effective February 7, 2005, we amended the employment agreement of Richard F. Cummings, who currently serves as our President – Radio Division. The term of Mr. Cummings’ employment is extended for a period of three years from February 28, 2005 to and including February 29, 2008. As of March 1, 2005, Mr. Cummings’ annual base compensation is increased from $435,000 to $495,000, of which we may pay up to 10% in the form of shares of our common stock. Additionally, as of March 1, 2005, Mr. Cummings’ annual incentive compensation target is increased from $300,000 to $341,500 (payable in cash or shares of our common stock at our option) based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Cummings’ annual grant of an option to acquire 50,000 shares of our common stock is replaced with an option to acquire 30,000 shares of our common stock and a grant of 9,000 shares of restricted stock. Mr. Cummings is also entitled to receive a completion bonus of 50,000 shares of our common stock upon the expiration of the agreement. Mr. Cummings will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) and by Mr. Cummings for good reason (as defined in the agreement) upon written notice. Mr. Cummings continues to be entitled to certain termination benefits upon disability or death.

     Effective May 13, 2005, we amended the employment agreement of Randall D. Bongarten, who currently serves as our President — Television Division. The term of Mr. Bongarten’s employment is extended for a period of three years from February 28, 2006 to and including February 28, 2009. As of March 1, 2006, Mr. Bongarten’s annual base compensation is increased from $435,000 to $495,000, of which we may pay up to 10% in the form of shares of our common stock. Additionally, as of March 1, 2006, Mr. Bongarten’s annual incentive compensation target is increased from $300,000 to $341,500 (payable in cash or shares of our common stock at our option) based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Bongarten’s annual grant of an option to acquire 50,000 shares of our common stock is replaced with an option to acquire 25,000 shares of our common stock and a grant of 7,500 shares of restricted stock. As of March 1, 2006, and for the remainder of the term of his employment, the number of shares granted pursuant to the option shall be increased from 25,000 to 30,000 and the grant of shares of restricted stock shall be increased from 7,500 to 9,000. Mr. Bongarten is also entitled to receive a completion bonus of 37,500 shares on or about February 28, 2006, and 50,000 shares on or about February 28, 2009. Mr. Bongarten will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) upon written notice. The agreement entitles Mr. Bongarten to certain benefits upon disability or death, and certain severance benefits.

     Effective February 7, 2005, we amended the employment agreement of Gary L. Kaseff, who currently serves as our Executive Vice President and General Counsel. The term of Mr. Kaseff’s employment is extended for a period of three years from February 28, 2005 to and including February 29, 2008. As of March 1, 2005, Mr. Kaseff’s annual base compensation is increased from $400,000 to $424,000; as of March 1, 2006, Mr. Kaseff’s annual base compensation is increased from $424,000 to $437,500; as of March 1, 2007, Mr. Kaseff’s annual base compensation is increased from $437,500 to $450,000. The company retains the right to pay up to 10% of Mr. Kaseff’s annual base compensation in the form of shares of our common stock. Additionally, as of March 1, 2005, Mr. Kaseff’s annual incentive compensation target is increased from $225,000 to $239,000; as of March 1, 2006, Mr. Kaseff’s annual incentive compensation target is increased from $239,000 to $246,000; as of March 1, 2007, Mr. Kaseff’s annual incentive compensation target is increased from $246,000 to $253,000. The company retains the right to pay any annual incentive compensation in cash or shares of our common stock. Additionally, the award of annual incentive compensation is based upon achievement of certain performance goals to be determined each year by our Compensation Committee. As of March 1, 2005, Mr. Kaseff’s annual grant of an option to acquire 50,000 shares of our common stock is replaced with an option to acquire 25,000 shares of our common stock and a grant of 7,500 shares of restricted stock. Mr. Kaseff is also entitled to receive a completion bonus of 28,250 shares of our common stock upon the expiration of the agreement. Mr. Kaseff will continue to receive an automobile allowance and will continue to be reimbursed for up to $5,000 per year in premiums for life and disability insurance and retains the right to participate in all of our employee benefit plans for which he is otherwise eligible. The agreement remains subject to termination by our board of directors for cause (as defined in the agreement) and by Mr. Kaseff for good reason (as defined in the agreement) upon written notice. Mr. Kaseff continues to be entitled to certain termination benefits upon disability or death, and certain severance benefits.

     Effective August 11, 2003, Emmis entered into Change in Control Severance Agreements with Messrs. Berger, Bongarten, Cummings and Kaseff. Emmis entered into a Change in Control Severance Agreement with Mr. Smulyan effective March 1, 2004. Each such agreement provides that if the executive’s employment is terminated within two years after a change-in-control (or, in certain instances, in anticipation of a change-in-control) by Emmis other than for cause or by the executive for “good reason” (as defined in the agreement), the executive is entitled to (1) a payment equal to the executive’s base salary through the termination date, plus a pro rata portion of the executive’s target bonus for the year and accrued vacation pay; (2) a severance payment equal to three times the executive’s highest annual base salary and highest annual incentive bonus during the preceding three years; (3) continued insurance benefits for three years; (4) immediate vesting of all stock options; and (5) in certain circumstances, additional tax “gross up” payments. In each case, the executive is obligated not to voluntarily leave employment with Emmis during the pendency of (and prior to the consummation or abandonment of) a change-in-control other than as a result of disability, retirement or an event that would constitute good reason if the change-of-control had occurred. Effective March 13, 2005, Emmis amended only the Change in Control Severance Agreement with Mr. Bongarten to provide that in certain cases the sale of all or substantially all of our television assets will constitute a change-in-control. This modification was not made in any other Change in Control Severance Agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     As noted above, the Compensation Committee members are Susan B. Bayh, Frank V. Sica and Lawrence B. Sorrel, all of whom are independent directors under Nasdaq listing standards. No member of the Compensation Committee is or was formerly an officer or an employee of Emmis. No executive officer of Emmis serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Emmis board of directors, nor has such an interlocking relationship existed in the past.

PERFORMANCE GRAPH

     The following Performance Graph shall not be deemed incorporated by reference by any general statement incorporating by reference this proxy statement into any of our filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that we specifically incorporate this information by reference, and shall not otherwise be deemed filed under such Acts.

     The following line graph compares the yearly percentage change in the cumulative total shareholder return on the Class A common stock with the cumulative total return of the Nasdaq Stock Market Index and the cumulative total return of the Nasdaq Telecommunications Stock Market Index (an index containing performance data of radio, telephone, telegraph, television and cable television companies) from February 28, 2000, to the fiscal year ended February 28, 2005. The performance graph assumes that an investment of $100 was made in the Class A common stock and in each index on February 28, 2000 and that all dividends were reinvested.

	Feb-00	Feb-01	Feb-02	Feb-03	Feb-04	Feb-05
Emmis	$100	$72	$73	$54	$69	$51
Nasdaq Stock Market (U.S.)	$100	$46	$37	$29	$44	$44
Nasdaq Telecommunications	$100	$39	$19	$14	$19	$20

SHAREHOLDER PROPOSALS

     Any of our shareholders wishing to have a proposal considered for inclusion in our 2006 proxy solicitation materials must set forth such proposal in writing and file it with our corporate secretary on or before the close of business on March 15, 2006. In addition, under our by-laws any shareholder wishing to nominate a candidate for director or propose other business at the Annual Meeting must generally give us written notice on or before April 9, 2006 (unless we hold our annual meeting more than 30 days earlier next year, in which case the deadline will be 10 days after our first public announcement of the annual meeting date), and the notice must provide certain specific information as described in the by-laws. Copies of the by-laws are available to shareholders free of charge upon request to our corporate secretary. Our board of directors will review any shareholder proposals that are filed as required and will determine whether such proposals meet applicable criteria for inclusion in our 2006 proxy solicitation materials or consideration at the 2006 annual meeting. In addition, we retain discretion to vote proxies on matters of which we are not properly notified at our principal executive offices on or before the close of business on April 19, 2006, and also retain that authority under certain other circumstances.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our officers and directors, and persons who own more than 10% of existing common stock, to file with the Securities and Exchange Commission reports detailing their ownership of existing common stock and changes in such ownership. Officers, directors and greater than 10% shareholders are required by Commission regulations to furnish us with copies of all Section 16(a) forms they file. Based solely on review of the copies of such forms furnished to us, we believe that during the last fiscal year all officers, directors and greater than 10% shareholders complied with the filing requirements of Section 16(a), except that (1) Walter Z. Berger, Richard F. Cummings, Gary L. Kaseff and Michael Levitan did not

timely report the deemed acquisition of phantom stock upon execution of their employment agreements, even though they timely reported their actual receipt of the restricted stock when it was issued, and (2) Michael Levitan did not timely report a sale of shares earned under the Company’s Employee Stock Purchase Plan.

ANNUAL REPORT

     A copy of our Annual Report for the year ended February 28, 2005 was sent to all of our shareholders of record as of May 6, 2005. The Annual Report is not to be considered as proxy solicitation material.

OTHER MATTERS

     Our board of directors knows of no other matters to be brought before this annual meeting. However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his or her judgment on such matters.

NON-INCORPORATION OF CERTAIN MATTERS

     The Report of the Compensation Committee, the Report of the Audit Committee, the Performance Graph and the information on the Emmis website do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Emmis filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent Emmis specifically incorporates the respective Report, Performance Graph or website information therein by reference.

EXPENSES OF SOLICITATION

     The entire expense of soliciting proxies, including preparing, assembling, printing and mailing the proxy form and the material used in the solicitation of proxies, will be paid by us. Solicitations may be made in person, or by mail, telephone, facsimile or other means of electronic communication by our directors, officers and other employees and none of those persons will receive any additional compensation in connection with the solicitation. We also will request record holders of shares beneficially owned by others to forward this proxy statement and related materials to the beneficial owners of such shares, and will reimburse those record holders for their reasonable expenses incurred in doing so.

HOUSEHOLDING OF PROXY MATERIALS

     We have adopted a procedure permitted by Securities and Exchange Commission rules that is commonly referred to as “householding.” Under this procedure, a single proxy statement and annual report are delivered to multiple shareholders sharing an address unless we receive contrary instructions from any shareholder at that address. We will continue to send a separate proxy card to each shareholder of record. We have adopted this procedure because we believe it reduces the volume of duplicate information shareholders receive and helps to reduce our printing and postage costs. A number of brokers with accountholders who are Emmis shareholders will be “householding” our proxy materials and annual reports as well.

     If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, please notify your broker if you hold your Emmis shares through a broker, or notify us directly if you are a shareholder of record by sending us an e-mail at ir@emmis.com, calling us toll-free at 1-866-Emmis-03 (1-866-366-4703) or writing to us at Emmis Communications Corporation, Investor Relations, One Emmis Plaza, 40 Monument Circle, Indianapolis, Indiana 46204.

     If you currently receive multiple copies of our proxy statement and annual report at your address and would like to request “householding” of your communications, you should contact your broker or, if you are a record holder of Emmis shares, you should submit a written request to Wachovia Bank, N.A., our transfer agent, at Wachovia Bank, N.A., Shareholder Services, 3C3, 1525 West W.T. Harris Boulevard, Charlotte, North Carolina 28288-1153.

ELECTRONIC ACCESS TO FUTURE DOCUMENTS

We are pleased to offer our shareholders the option to access shareholder communications (for example, annual reports and proxy statements) from us or on our behalf over the Internet, instead of receiving those documents in printed form. Your participation is completely voluntary. If you give your consent, we will notify you when material is available over the Internet and provide you with the Internet location where the material is available. Once you give your consent, it will remain in effect until you inform us otherwise.

To give your consent, check the box located at the bottom of the attached proxy card. You may also give your consent by telephone or e-mail as described in the proxy statement.

To enable us to send you notification of shareholder communications by e-mail, please provide your e-mail address in the space at the bottom of the attached proxy card. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone company and/or cable company. If you have already consented to electronic delivery, you need not consent again.

If you are an Emmis employee or a shareholder who has previously consented to electronic delivery of shareholder communications and have received this proxy card without an accompanying proxy statement and annual report, you may view those documents at the “Investors” section of www.emmis.com.

▼ FOLD AND DETACH HERE ▼

EMMIS COMMUNICATIONS CORPORATION
40 Monument Circle
Indianapolis, Indiana 46204

This Proxy is Solicited on Behalf of the Emmis Communications Corporation Board of Directors

The undersigned hereby appoints Jeffrey H. Smulyan, Walter Z. Berger and J. Scott Enright, and each of them, attorneys-in-fact and proxies, with full power of substitution, to vote as designated below all shares of Class A Common Stock of Emmis Communications Corporation which the undersigned would be entitled to vote if personally present at the annual meeting of Shareholders to be held on July 13, 2005, at 10:00 a.m., and at any adjournment thereof.

1.	ELECTION OF DIRECTORS FOR A TERM OF THREE YEARS.

☐ FOR all nominees listed below (except as written below) ☐ WITHHOLD AUTHORITY to vote for all nominees

Nominees: Richard A. Leventhal, Peter A. Lund* and Lawrence B. Sorrel
      * Class A Director

(INSTRUCTION: To withhold authority to vote for any individual nominee, write that nominee’s name in the space below.)

2.	PROPOSAL TO RATIFY THE SELECTION OF ERNST & YOUNG LLP AS INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

☐	I consent to access future shareholder communications released after July 13, 2005 over the Internet as described above and in the proxy statement. My e-mail address is:

(continued on other side)

▼ FOLD AND DETACH HERE ▼

This proxy is solicited on behalf of the Emmis Communications Corporation Board of Directors. This proxy when properly executed will be voted in the manner directed herein by the undersigned shareholders. If no direction is made, this proxy will be voted FOR Proposals 1 and 2.

The undersigned acknowledges receipt, prior to the execution of this proxy, of notice of the meeting, a proxy statement, and an annual report to shareholders.

Dated:		, 2005

(Signature)

(Signature if held jointly)

Please sign exactly as name appears below. When shares are held as joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.

IMPORTANT:	Please mark, sign, date and return the proxy card promptly using the enclosed envelope.

REVOCABLE PROXY